EXHIBIT 21




                         SUBSIDIARIES OF THE REGISTRANT
                         ------------------------------

The following are significant subsidiaries of Transport Corporation of America, Inc. as of December 31, 2003.



                                            State or Other         Percentage
                                             Jurisdiction          of Voting
          Name                             of Incorporation     Securities Owned
          ----                             ----------------     ----------------

Transport International Express, Inc.          Minnesota              100%

TCA of Ohio, Inc.                              Minnesota              100%

TA Logistics, Inc.                             Minnesota              100%

FV Leasing Company                             Minnesota              100%